Exhibit 99.1

MEDIA CONTACT:

John Julitz

+1 (414) 502-9314

john.julitz@manpowergroup.com

ManpowerGroup Elects Lidia Fonseca to its Board of Directors

MILWAUKEE, WI (October 28, 2026) — ManpowerGroup (NYSE: MAN) today announced the election of Lidia Fonseca, former Executive Vice President and Chief Digital and Technology Officer at Pfizer, to its Board of Directors, effective November 1, 2026.

"Lidia brings a rare combination of technology leadership, business transformation experience and a clear understanding of how AI can create value at scale," said Jonas Prising, ManpowerGroup Chair & CEO. "Her strategic perspective, operational expertise and track record of leading change strengthen our ability to evolve the business and advance our transformation strategy. We are pleased to welcome her to our Board."

Fonseca served as Chief Digital and Technology Officer and Executive Vice President of Pfizer from January 2019 to April 2026, leading the company's enterprise AI, digital, data and technology strategy, as well as Learning & Development, and Business Process Excellence. She built Pfizer's enterprise AI program from inception, and scaled it across the enterprise, contributing to significant growth and cost savings. She currently serves as Senior Advisor to Pfizer's Chief Executive Officer and serves on the Board of Directors of Medtronic plc (NYSE: MDT).

Previously, Fonseca spent a decade in diagnostics as Senior Vice President and Chief Information Officer of

Quest Diagnostics and, earlier, of LabCorp. She began her career in operations and executive leadership roles at Philips Healthcare. Fonseca holds a bachelor’s degree from the University of California, Berkeley, and an MBA and a Master of Business Informatics from Rotterdam School of Management at Erasmus University.

###

ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently as a best place to work for Women, Inclusion, Equality, and Disability, and in 2026 ManpowerGroup was

named one of the World's Most Ethical Companies for the 17th time; all confirming our position as the brand of choice for in-demand talent.

For more information, visit www.manpowergroup.com, or follow us on LinkedIn, Facebook, and Bluesky.